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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement constituting part of this Registration Statement on Amendment No. 1 to Form S-4 of ENSCO International Incorporated of our report dated February 2, 1996 appearing on page 23 of ENSCO International Incorporated's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Prospectus/Proxy Statement. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Data."


/s/ PRICE WATERHOUSE LLP

Dallas, Texas

May 10, 1996